Filed pursuant to Rule 433

Registration No. 333-281921

Issuer Free Writing Prospectus dated September 4, 2024

Relating to Preliminary Prospectus Supplement dated September 4, 2024

ILLUMINA, INC.

FINAL TERM SHEET

September 4, 2024

$500,000,000 4.650% Notes due 2026

Issuer:	Illumina, Inc.

Format:	SEC Registered

Title of Securities:	4.650% Senior Notes due 2026 (the “Notes”)

Ratings*	Moody’s: Baa3 (Stable) S&P: BBB (Stable) Fitch: BBB (Stable)

Trade Date:	September 4, 2024

Settlement Date**:	September 9, 2024 (T+3)

Principal Amount:	$500,000,000

Maturity Date:	September 9, 2026

Coupon (Interest Rate):	4.650%

Benchmark Treasury:	3.750% due August 31, 2026

Benchmark Treasury Price and Yield:	99-29 3/4; 3.787%

Spread to Benchmark Treasury:	+90 basis points

Yield to Maturity:	4.687%

Price to Public:	99.930% of the Principal Amount

Interest Payment Dates:	Semi-annually on March 9 and September 9 of each year, commencing on March 9, 2025

Make-Whole Call:	At any time, at the greater of: (1) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less interest accrued to the date of redemption, and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

Change of Control Put:	101% of the principal amount plus accrued and unpaid interest

CUSIP Number:	452327 AQ2

ISIN Number:	US452327AQ25

Joint Book-Running Managers:	J.P. Morgan Securities, LLC Goldman Sachs & Co. LLC BNP Paribas Securities Corp. BofA Securities, Inc.

Co-Managers:	U.S. Bancorp Investments, Inc. Mizuho Securities USA LLC Academy Securities, Inc. Loop Capital Markets LLC R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the first business day preceding the date of delivery will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to one business day before the date of delivery should consult their advisors in this regard.

The issuer has filed a registration statement (including a prospectus dated September 4, 2024) and a preliminary prospectus supplement dated September 4, 2024 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, J.P. Morgan Securities LLC or Goldman Sachs & Co. LLC can arrange to send you the prospectus and the prospectus supplement if you request them by contacting J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York, 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor, telephone collect at 1-212-834-4533; or Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 1-212-902-9316 or by emailing prospectus-ny@ny.email.gs.com.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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